Exhibit 3.3

ANTERO MIDSTREAM CORPORATION

CERTIFICATE OF DESIGNATION

Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

5.5% SERIES A NON-VOTING PERPETUAL PREFERRED STOCK

Antero Midstream Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Laws of the State of Delaware (the “DGCL”), hereby certifies that, pursuant to the authority expressly granted to and vested in the Board of Directors by the Certificate of Incorporation of the Corporation (as amended from time to time in accordance with its terms and the DGCL, the “Certificate of Incorporation”), which authorizes the Board of Directors, by resolution, to set forth the designations, powers, preferences and relative, participating, optional and other special rights, if any, and the qualifications, limitations and restrictions thereof, in one or more series of up to [          ] shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and in accordance with the provisions of Section 151 of the DGCL, the Board of Directors duly adopted on [          ], 20[   ] the following resolutions, which remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority granted to and vested in it, the Board of Directors hereby creates a new series of preferred stock, par value $0.01 per share, of the Corporation, designated 5.5% Series A Non-Voting Perpetual Preferred Stock as set forth in this certificate of designation (this “Certificate of Designation”):

Section 1.                                Designation and Amount.  There shall be created from the 100,000,000 shares of Preferred Stock of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of Preferred Stock designated as “5.5% Series A Non-Voting Perpetual Preferred Stock,” par value $0.01 per share (the “Series A Preferred Stock”), and the authorized number of shares of Series A Preferred Stock shall be [          ].  Such number of shares may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than that of the shares then outstanding plus the number of shares reserved for issuance upon the exercise of any outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

Section 2.                                Ranking.  The Series A Preferred Stock will, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Corporation, rank: (i) on parity with each class or series of equity securities of the Corporation the terms of which expressly provide that such class or series will rank on parity with the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Corporation (collectively referred to as “Parity Securities”), (ii) senior to the Common Stock and each other class or series of capital stock outstanding or established after the date hereof by the Corporation the terms of which do not expressly provide that it ranks senior to or on parity with the Series A Preferred Stock as to dividend rights or as to rights upon the liquidation, winding-up or dissolution of the

Corporation (collectively referred to as “Junior Securities”), and (iii) junior to each other class or series of capital stock outstanding or established after the date hereof by the Corporation the terms of which expressly provide that it ranks senior to the Series A Preferred Stock as to dividend rights or as to rights upon the liquidation, winding-up or dissolution of the Corporation (collectively referred to as “Senior Securities”).

Section 3.                                Definitions.  The following terms are used in this Certificate of Designation as defined below:

(A)                               “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(B)                               “Board of Directors” means the board of directors of the Corporation.

(C)                               “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in the State of Delaware are generally required or authorized by law to be closed.

(D)                               “Certificate of Designation” shall have the meaning set forth in the recitals.

(E)                                “Certificate of Incorporation” shall have the meaning set forth in the recitals.

(F)                                 “Change of Control” shall be deemed to have occurred at any time after the Original Issue Date if any of the following occurs:

(i)                                     the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its Subsidiaries taken as a whole to any Person other than any Qualified Owner;

(ii)                                  the liquidation or dissolution of the Corporation; or

(iii)                               the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “Person”, other than any Qualified Owner, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock of the Corporation, measured by voting power rather than number of shares, units or the like; provided that a transaction in which the Corporation becomes a Subsidiary of another Person shall not constitute a Change of Control if, immediately following such transaction, the “Persons” who were beneficial owners of the voting stock of the Corporation immediately prior to such transaction beneficially own, directly or indirectly through one or more intermediaries, 50% or more of the total voting power of the voting stock of such other Person of whom the Corporation has become a direct or indirect Subsidiary,

provided, however, that the occurrence of the transactions described in that certain Simplification Agreement, dated as of October 9, 2018, by and among AMGP GP LLC, Antero Midstream GP LP, Antero IDR Holdings LLC, Arkrose Midstream NewCo Inc., Arkrose Midstream Merger Sub LLC, Arkrose Midstream Preferred Co LLC, Antero Midstream Partners GP LLC, and Antero Midstream Partners LP, as such agreement may be amended from time to time, shall not be deemed to constitute a Change of Control.

(G)                               “Commission” means the Securities and Exchange Commission.

(H)                              “Common Stock” means the Corporation’s common stock, par value $0.01 per share.

(I)                                   “Conversion Date” has the meaning set forth in Section 11(B).

(J)                                   “Conversion Ratio” has the meaning set forth in Section 11(A).

(K)                               “Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms hereof.

(L)                                “Corporation” shall have the meaning set forth in the recitals.

(M)                            “Dividend Period” has the meaning set forth in Section 4(A).

(N)                               “DTC” has the meaning set forth in Section 11(B).

(O)                               “DWAC Delivery” has the meaning set forth in Section 11(B).

(P)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

(Q)                               “Foundation” means The Antero Foundation, a West Virginia nonprofit corporation.

(R)                               “Holder” means the Person in whose name the shares of Series A Preferred Stock are registered, which, to the fullest extent permitted by law, may be treated by the Corporation as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

(S)                                 “Junior Securities” has the meaning set forth in Section 2.

(T)                                “Liquidation Preference” means, with respect to each share of Series A Preferred Stock, $1,000.00.

(U)                               “Notice of Conversion” has the meaning set forth in Section 11(B).

(V)                               “Original Issue Date” means the date on which shares of Series A Preferred Stock are first issued.

(W)                            “Parity Securities” has the meaning set forth in Section 2.

(X)                               “Person” or “person” shall mean any individual, firm, partnership, limited liability company, corporation, trust, joint venture, unincorporated organization, or other entity, including any successor (by merger or otherwise) of such entity.

(Y)                               “Qualified Owner” means each of (i) Antero Resources Corporation, (ii) Arkrose Subsidiary Holdings LLC, (iii) Warburg Pincus & Co.; (iv) Yorktown Partners LLC, (v) Paul M. Rady (“Rady”); (vi) Glen C. Warren, Jr. (“Warren”); (vii) Rady’s wife or Warren’s wife; (viii) any lineal descendant (whether by blood or adoption) and heirs (whether by will or intestacy) of either Rady or Warren; (ix) the guardian or other legal representative of either Rady or Warren; (x) the estate of either Rady or Warren; (xi) any trust of which at least one of the trustees is either Rady or Warren, or the principal beneficiaries of which are any one or more of the Persons referred to in the preceding clauses (v) through (x); (xii) any Person that is an Affiliate of one or more of the Persons in the preceding clauses (i) through (xi); and (xiii) any group (within the meaning of the Exchange Act) that includes one or more of the Persons described in the preceding clauses (i) through (xii), provided that such Persons described in the preceding clauses (i) through (xii) control more than 50% of the total voting power of such group.

(Z)                                “Quarterly Dividend Payment Date” has the meaning set forth in Section 4.

(AA)                      “Record Date” has the meaning set forth in Section 4(C).

(BB)                      “Redemption Date” shall mean, in the case of any redemption of any shares of Series A Preferred Stock, the date fixed for redemption of such shares in accordance with the terms hereof.

(CC)                      “Reorganization” has the meaning set forth in Section 9.

(DD)                      “Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

(EE)                        “Senior Securities” has the meaning set forth in Section 2.

(FF)                          “Series A Preferred Stock” has the meaning set forth in Section 1.

(GG)                      “Share Delivery Date” has the meaning set forth in Section 11(C)(i).

(HH)                    “Share Dilution Amount” has the meaning set forth in Section 4(E).

(II)                              “Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of shares of the Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and, (b) any partnership (whether general or limited) or limited liability company (i) the sole general partner or managing member of which is such Person or a Subsidiary of such Person, or (ii) if there are more than a single general partner or member, either (x) the only general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

(JJ)                              “Surviving Entity” has the meaning set forth in Section 9.

(KK)                      “Trading Day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then traded.  If the Common Stock is not so listed or traded, “Trading Day” shall mean a Business Day.

(LL)                        “Transfer” means any direct or indirect, sale, exchange, transfer, encumbrance, redemption, gift, pledge, hypothecation, assignment, usufruct or other disposition (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of law) of any shares of Series A Preferred Stock or any interest (legal or beneficial) therein.

(MM)                “Ultimate Parent” has the meaning set forth in Section 9.

(NN)                      “Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors of such Person

(OO)                      “VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as reported by Bloomberg Financial L.P. (or its equivalent successor if not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available “VWAP” means the market value per share of Common Stock on such Trading Day as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.  The “average VWAP” means the average of the VWAP for each Trading Day in the relevant period.

Section 4.                                Dividends and Distributions.

(A)                               Subject to the prior and superior rights of the holders of any Senior Securities with respect to dividends, Holders of shares of Series A Preferred Stock shall be entitled to receive on each share of Series A Preferred Stock, when, as and if declared by the Board of Directors out of funds legally available for that purpose, quarterly dividends payable in cash on the 45th day following the end of each fiscal quarter of the Corporation in each year or such other dates as the Board of Directors of the Corporation shall approve (each such date being referred to herein as a “Quarterly Dividend Payment Date”), at a rate of 5.5% per annum on (i) the Liquidation Preference per share of Series A Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Series A Preferred Stock, if any.  Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Quarterly Dividend Payment Date and shall be payable quarterly in arrears on each Quarterly Dividend Payment Date, commencing with the first such Quarterly Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date.  For the avoidance of doubt, no dividends shall accrue on other dividends unless and until the first Quarterly Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date.  In the event that any Quarterly Dividend Payment Date would otherwise fall on a day that is not a Business Day, payment of such quarterly dividend with respect to such Quarterly Dividend Payment Date will be made on the next succeeding Business Day and no interest or additional dividends will accrue or accumulate as a result of such delay.  The period from and including any Quarterly Dividend Payment Date to, but excluding, the next Quarterly Dividend Payment Date is a “Dividend Period”, provided that the initial Quarterly Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Quarterly Dividend Payment Date.

(B)                               Dividends that are payable on Series A Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.  The amount of dividends payable on Series A Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

(C)                               Each dividend will be payable to Holders of record as they appear in the records of the Corporation at the close of business on the record date (each, a “Record Date”), which shall be the same day as the record date for the payment of the corresponding dividends, if any, to the holders of shares of Common Stock or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 days prior to such Quarterly Dividend Payment Date.  Any such day that is a Record Date shall be a Record Date whether or not such day is a Business Day.

(D)                               If a Conversion Date with respect to any share of Series A Preferred Stock is prior to the Record Date for the payment of any dividend on the Common Stock, the Holder of such share of Series A Preferred Stock will not have the right to receive any corresponding dividends on the Series A Preferred Stock in respect of the same Dividend Period.  If the Conversion Date with respect to any share of Series A Preferred Stock is after the Record Date for any declared dividend on the Common Stock and prior to the payment date for that dividend, the Holder thereof shall receive that dividend on the Common Stock on the relevant payment date if such Holder was the Holder of record on the Record Date for that dividend.

(E)                                So long as any shares of the Series A Preferred Stock are outstanding, (i) no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock or any other Junior Securities (other than dividends payable solely in shares of, or options, warrants or rights to subscribe for or purchase, Junior Securities) or Parity Securities, subject to the immediately following paragraph in the case of Parity Securities, and (ii) no Common Stock, Junior Securities or Parity Securities shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its Subsidiaries, in the case of each of clauses (i) and (ii) unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 4(A) above, dividends on such amount), on all outstanding shares of Series A Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the Holders of shares of Series A Preferred Stock on the applicable Record Date).  The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Securities or Parity Securities in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) any dividends or distributions of rights or Junior Securities in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (iii) the acquisition by the Corporation or any of its Subsidiaries of record ownership in Junior Securities or Parity Securities for the beneficial ownership of any other Persons (other than the Corporation or any of its Subsidiaries), including as trustees or custodians; (iv) the exchange or conversion of Junior Securities for or into other Junior Securities or of Parity Securities for or into other Parity Securities (with the same or lesser aggregate liquidation amount) or Junior Securities or (v) the purchase or other acquisition for consideration of any shares of Series A Preferred Stock or any Parity Securities in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.  “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Quarterly Dividend Payment Date (or, in the case of Parity Securities having dividend payment dates different from the Quarterly Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Quarterly Dividend Payment Date) in full upon Series A Preferred Stock and any shares of Parity Securities, all dividends declared on Series A Preferred Stock and all such Parity Securities and payable on such Quarterly Dividend Payment Date (or, in the case of Parity Securities having dividend payment dates different from the Quarterly Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Quarterly Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Series A Preferred Stock (including, if applicable as provided in Section 4(A) above, dividends on such amount) and all Parity Securities payable on such Quarterly Dividend Payment Date (or, in the case of Parity Securities having dividend payment dates different from the Quarterly Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Quarterly Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Securities that bears cumulative dividends, all accrued but unpaid dividends) bear to each other.  If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Quarterly Dividend Payment Date, the Corporation will provide written notice to the Holders of Series A Preferred Stock prior to such Quarterly Dividend Payment Date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Securities, from time to time out of any funds legally available for such payment and in accordance with the terms hereof, and Holders of Series A Preferred Stock shall not be entitled to participate in any such dividends.

(F)                                 Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series A Preferred Stock in an amount less than the total of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(G)                               Holders of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Series A Preferred Stock as specified in this Section 4.

Section 5.                                No Voting Rights.  The Holders of the shares of the Series A Preferred Stock shall not have any voting rights, including the right to elect any directors, and their consent shall not be required for taking any corporate action, except for any voting rights (including with respect to corporate actions) required by the DGCL or the Certificate of Incorporation.

Section 6.                                Reacquired Shares.  Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 7.                                Liquidation, Dissolution or Winding Up.

(A)                               In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, subject to the prior and superior rights of the holders of any Senior Securities, the Holders as of the record date set in connection therewith shall be entitled to receive liquidating distributions in the amount that is the Liquidation Preference per share of Series A Preferred Stock, in each case, plus an amount equal to any declared but unpaid dividends thereon up to and including the date of such liquidation, out of assets legally available for distribution to the Corporation’s stockholders, before any distribution of assets is made to the holders of any Junior Securities.  The Corporation shall notify each Holder of the amount it has calculated as the amount due in accordance with this Section 7(A) per share of Series A Preferred Stock by first-class mail, postage prepaid, addressed to the Holders at their respective last addresses appearing on the books of the Corporation.  Such mailing shall be made not later than five Business Days before the first liquidating distribution is made on shares of Series A Preferred Stock.

(B)                               In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(C)                               The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding-up.

Section 8.                                          Maturity.  The Series A Preferred Stock shall be perpetual unless redeemed or converted in accordance with this Certificate of Designation.

Section 9.                                Consolidation, Merger, etc.  Subject to Section 10 below, if the Corporation shall enter into any consolidation, merger, combination or any similar transaction (any such transaction a “Reorganization”) in which (A) the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, and (B) an entity other than the Corporation is the surviving entity (the “Surviving Entity”) or the Corporation becomes, or the Surviving Entity is, a Subsidiary of another entity (the “Ultimate Parent”) then, except as provided below, in any such event each outstanding share of Series A Preferred Stock shall be converted (at the sole option of the Corporation and without any action or consent on the part of any Holder) into either (i) the right to receive a “mirror” preferred share of the Surviving Entity or of the Ultimate Parent (with substantially the same designations, preferences and other rights as the Series A Preferred Stock, but with references to the “Corporation” meaning the Surviving Entity or the Ultimate Parent, as the case may be, and references to “Common Stock” meaning the Acquiror Common Stock), (ii) the right to receive a “mirror” preferred share of the Surviving Entity or of the Ultimate Parent (with substantially the same designations, preferences and other rights as the Series A Preferred Stock, but with references to the “Corporation” meaning the Surviving Entity or the Ultimate Parent, as the case may be, and references to “Common Stock” meaning the Acquiror Common Stock) with such voting rights as shall be determined by the Corporation in its sole discretion, or (iii) the right to receive a number of shares of common stock of the Surviving Entity or the Ultimate Parent, as applicable (the “Acquiror Common Stock”), equal to (x) $1,000, plus any accrued but unpaid dividends divided by (y) the average VWAP of a share of Acquiror Common Stock for the ten (10) Trading Days prior to the closing date of the Reorganization; provided that, in the case of each of clauses (i), (ii) and (iii), if the Foundation holds any shares of the Series A Preferred Stock at the time of such Reorganization, each outstanding share of Series A Preferred Stock shall be converted into the right to receive stock with a fair market value (such fair market value, in the case of any such stock described in clause (i) or (ii), to be determined by a third party appraiser selected in good faith by the Corporation, subject to the Foundation’s approval, which such approval shall not be unreasonably withheld or delayed) equivalent to the greater of (i) $1,000 per share, plus any accrued but unpaid dividends and (ii) the fair market value of the Series A Preferred Stock as determined by a third party appraiser selected in good faith by the Corporation, subject to the Foundation’s approval, which such approval shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, in the event that the Corporation becomes a Subsidiary of the Ultimate Parent following a Reorganization, the Corporation may elect to leave the Series A Preferred Stock outstanding as the Series A Preferred Stock of the Corporation.

Section 10.                         Redemption at the Option of the Corporation.

(A)                               Optional Redemption.  Notwithstanding anything in this Certificate of Designation to the contrary, if at any time after the Original Issue Date the Corporation undergoes a Change of Control, or at any time on and after the tenth anniversary of the Original Issue Date, the Corporation, at its option, may redeem the Series A Preferred Stock, in whole or in part, out of funds lawfully available therefor, at a price equal to $1,000 per share, plus any accrued and unpaid dividends, payable in cash; provided that if any shares of the Series A Preferred Stock are held by the Foundation at the time of such redemption, the price for redemption of each share of Series A Preferred Stock shall be the greater of (i) $1,000 per share, plus any accrued but unpaid dividends and (ii) the fair market value of the Series A Preferred

Stock as determined by a third party appraiser selected in good faith by the Corporation, subject to the Foundation’s approval, which such approval shall not be unreasonably withheld or delayed.

(B)                               Notice and Effectiveness of Redemption.

(i)                                     If the Corporation shall elect to redeem Series A Preferred Stock pursuant to this Section 10, notice of such election to redeem shall be given to each Holder of record of the shares to be redeemed.  Neither the failure to mail any notice required by this paragraph, nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other Holders.  Such redemption notice shall be given to each such Holder of record of the shares to be redeemed not less than 15 days and not more than 60 days before the scheduled Redemption Date.

(ii)                                  Each such notice shall state, as appropriate: (i) the Redemption Date established by the Corporation; (ii) the number of shares of Series A Preferred Stock to be redeemed; (iii) the place or places at which certificates (if any) for such shares are to be surrendered for cash; (iv) the redemption price payable on such Redemption Date calculated in accordance with Section 10(A); and (v) a statement as to whether or not accumulated and unpaid dividends will be payable as part of the redemption price, or payable on the next Quarterly Dividend Payment Date to the record holder at the close of business on the relevant Record date as described in the next sentence.

(iii)                               Notice having been provided as set forth in Section 10(B)(i) above, from and after the Redemption Date (unless the Corporation shall fail to make available the amount of cash necessary to effect such redemption), (i) dividends on the Series A Preferred Stock so called for redemption shall cease to accumulate on the Series A Preferred Stock called for redemption, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the Holders thereof as Holders of Series A Preferred Stock shall cease and terminate (except the right to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required); provided, however, that if the Redemption Date for any shares of Series A Preferred Stock occurs after any Record Date and on or prior to the related Quarterly Dividend Payment Date, the full dividend payable on such Quarterly Dividend Payment Date in respect of such Series A Preferred Stock called for redemption shall be payable on such Quarterly Dividend Payment Date to the Holders of record of such shares at the close of business on the corresponding Record Date notwithstanding the prior redemption of such shares, and shall not be payable as part of the redemption price for such shares.  The Corporation’s obligation to make available the cash necessary to effect the redemption in accordance with the preceding sentence shall be deemed fulfilled if, on or before the applicable Redemption Date, the Corporation shall irrevocably deposit in trust with a bank or trust company (which may not be an Affiliate of the Corporation) that has, or is an Affiliate of a bank or trust company that has, a capital and surplus of at least $250,000,000, such amount of cash as is necessary for such redemption, plus, if such Redemption Date occurs after any Record Date and on or prior to the related Quarterly Dividend Payment Date, such amount of cash as is necessary to pay the dividend payable on such Quarterly Dividend Payment Date in respect of such Series A Preferred Stock called for redemption, with irrevocable instructions that such cash be applied to the redemption of the Series A Preferred Stock so called for redemption and, if applicable, the payment of such dividend.  No interest shall accrue for the benefit of the Holders of Series A Preferred Stock to be redeemed on any cash so set aside by the Corporation.

(iv)                              Subject to applicable laws including but not limited to applicable abandoned property and escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the Holders of Series A Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.  The Corporation shall not be liable to any Holder of Series A Preferred Stock for any redemption proceeds or other amount duly delivered to a public official pursuant to applicable abandoned property and escheat laws.

(C)                               Certificated Shares.  If the shares of Series A Preferred Stock are certificated, then, as promptly as practicable after the surrender in accordance with such notice of the certificates for any such Series A Preferred Stock to be so redeemed, properly endorsed or assigned for transfer (if the Corporation shall so require and the notice shall so state), such certificates shall be exchanged for cash (without interest thereon) for which such shares have been redeemed in accordance with such notice.

(D)                               No Sinking Fund.  The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions.  Holders of Series A Preferred Stock will have no right to require redemption or repurchase of any shares of Series A Preferred Stock.

Section 11.                         Conversion at the Option of Holder.

(A)                               Conversion.  On or after the tenth anniversary of the Original Issue Date, each share of Series A Preferred Stock shall be convertible, at any time and from time to time from and after such date, at the option of the Holder thereof, into a number of shares of Common Stock equal to the Conversion Ratio in effect on the applicable Conversion Date; provided that no shares of Series A Preferred Stock may be converted into Common Stock pursuant to this Section 11 at any time that any shares of the Series A Preferred Stock are held by the Foundation; and provided further that, notwithstanding anything in this Certificate of Designation to the contrary, in no event shall the aggregate number of shares of Common Stock issued pursuant to all conversions under this Section 11 exceed 19.9% of the number of shares of Common Stock issued and outstanding on the date of issuance of the Series A Preferred Stock.  The “Conversion Ratio” for each share of Series A Preferred Stock shall be equal to (i) $1,000 per share, plus accrued but unpaid dividends as of the Conversion Date, divided by (ii) the VWAP per share of the Common Stock during the ten (10) Trading Days preceding the Conversion Date.

(B)                               Conversion Notice.  Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (via overnight courier, facsimile or email, delivered to the address set forth on Annex A) (a “Notice of Conversion”), duly completed and executed.  The Notice of Conversion must specify at least a number of shares of Series A Preferred Stock to be converted equal to the lesser of (x) 100 shares of Series A Preferred Stock and (y) the number of shares of Series A Preferred Stock then held by the Holder.  Provided the Corporation’s Common Stock transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”).  Subject to Section 11(E) hereof, the date on which a conversion of Series A Preferred Stock shall be deemed effective (the “Conversion Date”) shall be defined as the Trading Day that the Notice of Conversion, completed and executed, and a copy of the original certificate(s) representing such shares of Series A Preferred Stock being converted, is sent (via overnight courier, facsimile or email) to, and received during regular business hours by, the Corporation. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

(C)                               Mechanics of Conversion.

(i)                                     Delivery of Certificate or Electronic Issuance Upon Conversion.  Subject to Section 11(E), not later than three (3) Trading Days after the applicable Conversion Date, or, if the shares are certificated or the Holder requests the issuance of physical certificate(s), two (2) Trading Days after receipt by the Corporation of the original certificate(s) representing such shares of Series A Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion (the “Share Delivery Date”) the Corporation shall: (a) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series A Preferred Stock, or (b) in the case of a DWAC Delivery, cause to be electronically transferred such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system.

(ii)                                  Reservation of Shares Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series A Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock.

(iii)                               Fractional Shares.  No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series A Preferred Stock.  As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the average VWAP per share of the Common Stock during the ten (10) Trading Days preceding the Conversion Date.

(iv)                              Transfer Taxes.  The issuance and delivery of certificates for shares of the Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to any Holder for any documentary, stamp or other similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder(s) of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid or is not payable.

(D)                               Status as Stockholder.  Upon each Conversion Date: (i) the shares of Series A Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for or uncertificated shares of Common Stock and cash in lieu of any fractional shares which such Holder may otherwise have been entitled to receive but for Section 11(C)(iii) hereof and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation.

(E)                                Redemption Option Upon Conversion.  Notwithstanding any of the foregoing, upon receipt by the Corporation of a Notice of Conversion, the Corporation, at its option, may first redeem such shares of Series A Preferred Stock that are the subject of such Notice of Conversion, in whole or in part, in accordance with and pursuant to the provisions of Section 10 hereof.  For the avoidance of doubt, the Corporation’s election to redeem shares of Series A Preferred Stock pursuant to this Section 11(E) shall be in lieu of conversion of such shares of Series A Preferred Stock into shares of Common Stock pursuant to Section 11(A) hereof.  If the Corporation elects to redeem shares Series A Preferred Stock pursuant to this Section 11(E), the Corporation shall provide written notice to the Holder of the shares of Series A Preferred Stock to be so redeemed within two (2) Business Days of the Corporation’s receipt of the Notice of Conversion with respect to such shares.  Any election by the Corporation to redeem Series A Preferred Stock pursuant to this Section 11(E) shall be irrevocable, and for all purposes under this Certificate of Designation, the Conversion Date with respect to such shares of Series A Preferred Stock shall be deemed not to have occurred.

Section 12.                         Fractional Shares.  The Series A Preferred Stock may be issued in fractions of a share, which shall entitle the Holder, in proportion to such Holder’s fractional shares, to exercise the limited rights set forth in this Certificate of Designation, receive dividends, participate in distributions and to have the benefit of all other rights of Holders of Series A Preferred Stock.

Section 13.                         Transfer.  A Holder of shares of Series A Preferred Stock may Transfer such Holder’s shares of Series A Preferred Stock only to (i) the Corporation or any Subsidiary of the Corporation or (ii) otherwise in a transaction pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in accordance with applicable state securities laws, subject to compliance with the other requirements of this Section 13, including the terms and conditions of the legend set forth in Section 14 below; provided that in no event shall such Transfer be made if such Transfer, or such Transfer together with any other Transfers, would result in the Corporation being required to register the Series A Preferred Stock under Section 12 of the Exchange Act or would otherwise trigger or subject the Corporation, or any Subsidiary or other Affiliate of the Corporation, to the registration requirements of the Exchange Act with respect to the Series A Preferred Stock.

Section 14.                         Legend.

(A)                               Each share of Series A Preferred Stock shall bear the following legend, unless such share has been Transferred pursuant to a registration statement that has been declared effective under the Securities Act (and which continues to be effective at the time of such Transfer) or Transferred pursuant to Rule 144 under the Securities Act or any similar provision then in force (subject to the documentation requirements set forth in the legend below), or unless otherwise agreed by the Corporation in writing, with written notice thereof to the transfer agent for the Series A Preferred Stock:

THE SHARES OF SERIES A PREFERRED STOCK (OR THEIR PREDECESSORS) EVIDENCED HEREBY WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THE SHARES OF SERIES A PREFERRED STOCK, AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE SHARES OF SERIES A PREFERRED STOCK, HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS.

ACCORDINGLY, THE SHARES OF SERIES A PREFERRED STOCK EVIDENCED HEREBY MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (II) PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR (III) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT, IN THE CASE OF CLAUSES (II) AND (III), TO THE RIGHTS OF THE ISSUER PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO THE ISSUER FROM THE TRANSFEROR AND/OR TRANSFEREE RELATING TO COMPLIANCE WITH SUCH TRANSFER RESTRICTIONS; PROVIDED THAT IN NO EVENT MAY ANY TRANSFER OF ANY SHARES OF SERIES A PREFERRED STOCK BE MADE IF SUCH TRANSFER, OR SUCH TRANSFER TOGETHER WITH ANY OTHER TRANSFERS, WOULD RESULT IN THE ISSUER BEING REQUIRED TO REGISTER THE SERIES A PREFERRED STOCK UNDER SECTION 12 OF THE EXCHANGE ACT OR OTHERWISE TRIGGER OR SUBJECT THE ISSUER, OR ANY SUBSIDIARY OR OTHER AFFILIATE OF THE ISSUER, TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO THE SERIES A PREFERRED STOCK.

(B)                               Each share of Common Stock issued upon conversion of a share of Series A Preferred Stock shall bear the following legend, unless such share has been Transferred pursuant to a registration statement that has been declared effective under the Securities Act (and which continues to be effective at the time of such Transfer) or Transferred pursuant to Rule 144 under the Securities Act or any similar provision then in force (subject to the documentation requirements set forth in the legend below), or unless otherwise agreed by the Corporation in writing, with written notice thereof to the transfer agent for the Common Stock.

THE SHARES OF COMMON STOCK (OR THEIR PREDECESSORS) EVIDENCED HEREBY WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS.

ACCORDINGLY, THE SHARES OF COMMON STOCK EVIDENCED HEREBY MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (II) PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR (III) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT, IN THE CASE OF CLAUSES (II) AND (III), TO THE RIGHTS OF THE ISSUER

PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO THE ISSUER FROM THE TRANSFEROR AND/OR TRANSFEREE RELATING TO COMPLIANCE WITH SUCH TRANSFER RESTRICTIONS.

Section 15.                         No Preemptive Rights.  No share of Series A Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 16.                         Other Rights.  The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed and attested this [   ] day of [          ], 20[   ].

ANTERO MIDSTREAM CORPORATION

By:
Name:
Title:

Attest:

By:
Name:
Title:

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO
CONVERT SHARES OF SERIES A PREFERRED STOCK)

Antero Midstream Corporation

1615 Wynkoop Street

Denver, Colorado  80202

Attn: Yvette Schultz

Telephone: (303) 357-6886

Facsimile:  (303) 357-7315

Email: yschultz@anteroresources.com

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series A Non-Voting Perpetual Preferred Stock indicated below[, represented by stock certificate No(s). [  ],] into shares of common stock, par value $0.01 per share (the “Common Stock”), of Antero Midstream Corporation, a Delaware corporation (the “Corporation”), as of the date written below.  If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.  Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation (the “Certificate of Designation”) of 5.5% Series A Non-Voting Perpetual Preferred Stock (the “Series A Preferred Stock”) filed by the Corporation on [  ], 20[  ].

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series A Preferred Stock owned prior to Conversion:

Number of shares of Series A Preferred Stock to be Convened;

Number of shares of Common Stock to be Issued:

Address for delivery of physical certificates:

Or for DWAC Delivery:

DWAC Instructions:

Broker no:

Account no:

[HOLDER]

By:

Name:
Title
Date: